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          (Letterhead of Cahill Gordon & Reindel)


                               June 30, 1999




Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York  10048


          Re:  Morgan Stanley Dean Witter Select Equity Trust
               Select Global 30 Portfolio 99-3
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Gentlemen:

          We have acted as special counsel for you as Depositor of the Mor-gan Stanley Dean Witter Select Equity Trust, Select Global 30 Portfolio 99-3 (the "Trust"), in connection with the issuance under the Trust Indenture and Agreement, dated September 30, 1993, as amended, and the related Refer-ence Trust Agreement, dated June 30, 1999 (such Trust Indenture and Agree-ment and Reference Trust Agreement collectively referred to as the "Indenture"), between you, as Depositor, and The Bank of New York, as Trus-tee, of units of fractional undivided interest in said Trust (the "Units") comprising the Units of Morgan Stanley Dean Witter Select Equity Trust, Se-lect Global 30 Portfolio 99-3. In rendering our opinion expressed below, we have relied in part upon the opinions and representations of your offi-cers and upon opinions of counsel to Dean Witter Reynolds Inc.

          Based upon the foregoing, we advise you that, in our opinion, when the indenture has been duly executed and deliv-
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ered on behalf of the Depositor and Trustee and when the Receipt for Units evidencing the Units has been duly executed and delivered by the Trustee to the Depositor in ac-cordance with the Indenture, the Units will be legally issued, fully paid and nonassessable by the Trust, and will constitute valid and binding obli-gations of the Trust and the Depositor in accordance with their terms, ex-cept that enforceability of certain provisions thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors generally and by general equitable princi-ples.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-79871) relating to the Units re-ferred to above and to the use of our name and to the reference to our firm in said Registration Statement and the related Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Securi-ties Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the catego-ries of persons whose consent is required under said Section 7 or under the rules and regulations of the Commission thereunder.

                                   Very truly yours,


                                   CAHILL GORDON & REINDEL